UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2007

Oakley, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-13848	95-3194947
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Icon

Foothill Ranch, California 92610

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(949) 951-0991

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Compensatory Arrangements of Certain Officers.

On March 7, 2007, the Compensation and Stock Option Committee (the “Committee”) of the Board of Directors of Oakley, Inc. (the “Company”) approved certain matters regarding compensation for executive officers of the Company as described below.

The Committee approved an increase in the base salary of Scott Olivet, Chief Executive Officer of the Company, from $600,000 to $750,000, effective as of March 5, 2007. The salary increase reflects market conditions and Mr. Olivet’s contributions to, and responsibilities with, the Company.

The Committee approved of the structure for 2007 bonus compensation for the executive officers of the Company, including Scott Olivet, Chief Executive Officer; Richard Shields, Chief Financial Officer; Colin Baden, President; Jon Krause, Senior VP of Operations; and Kent Lane, Senior VP of Manufacturing and Sourcing. The 2007 bonus structure is designed to reward executive officers for their individual performance and for the Company’s performance in 2007. An increasing percentage of total bonus compensation is awarded based upon Company performance for those executive officers with the greatest influence on Company results. Company performance bonuses are measured against pre-determined performance thresholds based on Company earnings per share.

The Committee approved of discretionary bonuses for certain executive officers for their contributions to the Company’s performance in 2006. The discretionary bonuses awarded to the named executive officers (as defined by the rules of the Securities and Exchange Commission) are as follows: Scott Olivet - $300,000; Colin Baden - $50,000; Richard Shields - $35,000; Jon Krause - $35,000; and Kent Lane - $35,000.

The Committee also made an annual grant of stock options to executive officers and certain key employees of the Company, and approved an additional award for Scott Olivet and an award for one other officer under the long-term incentive plan for executive officers and certain key employees of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OAKLEY, INC.

Date: March 13, 2007	By:	/s/ Richard Shields
Name:	Richard Shields
Title:	Chief Financial Officer

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